Exhibit 10.24

This is an English Translation

2009 Version

Contract Number: Bo Jing Fen Guarantee (2010) No. 9

China Bohai Bank Co., Ltd.

Guarantee Contract

(Legal Person)

China Bohai Bank Co., Ltd.

This Guarantee Agreement (this “Agreement”) is entered into by and between the following two parties on December 8, 2010:

Guarantor:	Legend Holdings Limited
Creditor:	China Bohai Bank Co., Ltd., Beijing Branch

Whereas:

1.                                       The Creditor agrees to provide loans / credit facilities with a total amount not exceeding (Currency) RMB (Amount) Two Hundred Million (the “Loans”) in accordance with the Fixed Assets Loan Contract (the “Principal Contract”) (contract number: Bo Jing Fen Fixed Assets (2010) No. 3) entered into with Beijing China Auto Rental Co., Ltd. (“Debtor”).

2.                                       The Guarantor agrees to provide guarantee for unconditional and irrevocable joint and several liabilities to ensure the Debtor shall timely and fully repay all debts arising from the Principal Contract.

The Guarantor and the Creditor hereby reach the following agreement in terms of guarantee through consultation:

ARTICLE 1    GUARANTEE

1.1                       The Guarantor agrees to provide guarantee for unconditional and irrevocable joint and several liabilities, and the Creditor agrees to accept such guarantee as a security for the Debtor to settle all the debts under the Principal Contract. If the Debtor fails to repay any due payable debts under the Principal Contract (including the debts of which the Debtor have applied for early repayment and the debts for which the Creditor have declared maturity ), the Creditor shall be entitled to exercise its security rights under this Agreement, and the Guarantor shall promptly and unconditionally repay all such payables to the Creditor in full.

1.2                       If there is more than one guarantor under this Agreement, each guarantor shall collectively assume joint and several liabilities against the Creditor.

ARTICLE 2    SCOPE OF GUARANTEE

2.1                       The scope of the guarantee under this Agreement shall cover:

(1)          all the debt principals, interests (including but not limited to statutory interest, agreed interest, overdue interest, penalty interest and compound interest), handling fees and other fees, liquidated damages, costs for realization of the creditor’s rights (including but not limited to litigation fees, legal fees, notary fees and enforcement fees) and other payables (regardless whether such amount becomes payable on the debt expiration date under the Principal Contract or under other circumstances) that the Debtor shall repay or pay to the Creditor under the Principal Contract;

(2)          all the costs and fees that incurred by the Creditor to realize its security rights under this Agreement (including but not limited to litigation fees, legal fees, notary fees and enforcement fees, etc.);

(3)          liquidated damages and any other payables that the Guarantor shall pay to the Creditor under this Agreement,

the above collectively referred to as the Guaranteed Debts.

ARTICLE 3    TERM OF GUARANTEE

The term of guarantee under this Agreement shall be until two years after the expiration of the Debtor’s debt performance term under the Principal Contract. If there are several different expiration dates in relation to the debt performance term under the Principal Contract, the Guarantor’s term of guarantee shall be calculated according to the respective expiration dates.

ARTICLE 4    NATURE AND EFFECT OF GUARANTEE

4.1                       This Agreement shall be independent of the Principal Contract. The invalidity or cancellation of the Principal Contract for any reason shall not affect the effectiveness of this Agreement. The joint and several liabilities of the Guarantor under this Agreement shall extend to cover the Debtor’s legal liabilities after the Principal Contract becomes null and void (including but not limited to the repayment of debts and compensation for losses).

4.2                     The guarantee established under this Agreement shall be independent of any other security the Creditor has obtained for the Guaranteed Debts. It is not necessary for the Creditor to effect any other security held by it (whether it is security in property guarantee or personal guarantee), nor is it necessary for the Creditor to undertake any other remedies for the Debtor or any other third party before the Creditor exercises its rights under this Agreement.

ARTICLE 5    DOCUMENTS THAT GUARANTOR SHALL SUBMIT

The Guarantor shall provide the following documents to the Creditor (which may be exempted upon the Creditor’s review and consent):

(1)          the original copy of this Agreement duly signed by the legal representative or authorized representative of the Guarantor;

(2)          the Guarantor’s currently effective articles of association and the latest enterprise business license completed with annual inspection or the legal person certificate for public welfare institutions, or other documents certifying the lawful existence of the Guarantor;

(3)          the resolution of the Guarantor’s board of directors or other internal commission having the power to approve such guarantee matters where the Guarantor may provide guarantee in accordance with this Agreement;

(4)          other documents that the Creditor reasonably requests the Guarantor to provide.

If any of the foregoing documents is a photocopy, the Guarantor shall affix the photocopy with a company seal to confirm the truthfulness, completeness and effectiveness of such photocopy.

ARTICLE 6    GUARANTOR’S REPRESENTATIONS AND WARRANTIES

6.1                       The Guarantor represents and warrants to the Creditor that:

(1)          the Guarantor is established and duly existing in accordance with the PRC laws, and has an independent capacity for civil conduct, and sufficient power, authorization and rights to assume civil liabilities with all its assets and to engage in business activities.

(2)          the Guarantor has completed all the necessary internal authorization procedures to execute this Agreement and perform the obligations under this Agreement; the signatory of this Agreement is the duly authorized representative of the Guarantor; the Guarantor has properly obtained and completed all the necessary approvals, licenses, consents, notarizations, registrations and filings in a complete, legitimate and valid manner from the government authorities and any other parties for the Guarantor to execute this Agreement and effect the guarantee under this Agreement. The Guarantor’s execution and performance of this Agreement does not violate the organizational documents / approval documents (if any) of the Guarantor or any other contracts or agreements to which the Guarantor is a party, nor does it violate any laws and regulations that apply to the Guarantor.

(3)          all the documents, information, statements and certificates that the Guarantor provides to the Creditor are correct, true, complete and valid, and all photocopies of such documents are consistent with the original.

(4)          there are no pending or potential lawsuits, arbitration or administrative proceedings against the Guarantor or its assets that may have material adverse effect on its operation, business, assets or its ability to perform any of its obligations under this Agreement.

(5)          the Guarantor is not in violation of any laws, regulations, verdicts, rulings, authorizations, agreements or obligations that apply to the Guarantor or its assets and may have material adverse effect on its operational or financial position or its ability to perform any of its obligations under this Agreement.

(6)          there is no liquidation or bankruptcy proceedings that are voluntarily filed by the Guarantor or by a third party against the Guarantor.

(7)          the Guarantor’s latest audited financial statements (including the audited profit and loss account and balance sheet) are prepared in accordance with the PRC laws and regulations and the normally applied accounting principles and standards, and have truthfully and properly reflected the Guarantor’s financial position and operational status within the financial period specified in such statements or upon the expiration of such period. Upon the expiration of such period, the Guarantor does not have any material liabilities (contingent or non-contingent) or any unrealized or expected losses that have not been disclosed or not recorded in the relevant financial statements, and the Guarantor’s operational or financial position has not incur any material adverse changes as of the date of such financial statements.

6.2                     The Guarantor’s representations and warranties set out above shall remain accurate and correct within the term of this Agreement, and the Guarantor shall provide additional documents as requested by the Creditor at any time.

ARTICLE 7    GUARANTOR’S UNDERTAKINGS

The Guarantor hereby undertakes to the Creditor that:

7.1                       The Guarantor shall promptly notify the Creditor of the occurrence of any of the following situations:

(1)          the Guarantor is involved in any major lawsuit, arbitration or administrative proceedings;

(2)          the Guarantor disposes of its major assets or enters into any contracts or agreements that may have material adverse impact on its financial position or its ability to perform;

(3)          close-down of business, suspension of business, bankruptcy petition, dissolution, revocation of enterprise business license / legal person certificate for public welfare institutions, or deregistration;

(4)          there are changes to the Guarantor’s way of operation or shareholding structure through joint operation, contract operation, merger, division, joint-stock reform, etc.

7.2                     The Guarantor shall keep its financial positions and business operations in good conditions by taking appropriate and effective measures. Without written approval of the Creditor, the Guarantor shall not make any disposal of its assets that may have material adverse impact on its financial positions, business operations or other conditions (except for the disposal required for daily operation), neither shall the Guarantor enter into any agreements or assume any obligations that may have material adverse impact on its financial positions and business operations.

7.3                     During the course of the term of this Agreement, if the Guarantor makes any alteration to the registration with the Administration for Industrial and Commerce, it shall provide the Creditor with copies of the relevant registration documents within ten (10) banking days after the alteration.

7.4                     During the course of the term of this Agreement, as long as the Guaranteed Debts or any portion thereof have not been settled, the Guarantor shall provide the Creditor with the financial or other materials reasonably requested by the Creditor at any time.

7.5                     If the Debtor fails to repay any Guaranteed Debts that is due or matured in accordance with the Principal Contract, the Guarantor shall unconditionally repay such debts to the Creditor on behalf of the Debtor as required by the Creditor within seven (7) banking days upon the receipt of written debit note from the Creditor.

7.6                     If the Guarantor fails to make any payment under this Agreement as required by the Creditor in a timely manner, the Creditor shall be entitled to directly deduct such amount from any account opened with the Creditor or any other branch within the Creditor’s system. The Guarantor hereby grants the Creditor unconditional and irrevocable authorization to make such deduction.

7.7                     Upon the request of the Creditor, the Guarantor shall promptly pay or compensate for the following costs and losses to the Creditor as requested:

(1)          all the costs and fees incurred by the Creditor to realize the rights under this Agreement (including legal fees, litigation fees, enforcement fees and any other out-of-pocket expenses); and

(2)          any other losses incurred to the Creditor as a result of the Guarantor’s violation of this Agreement.

ARTICLE 8    COSTS AND INDEMNIFICATION

8.1                       All taxes and fees arising out of the entry of this Agreement, the handling of the necessary registration or notarization formalities, the performance or enforcement of this Agreement (including but not limited to legal fees, litigation fees, notary fees and enforcement fees paid by the Creditor) shall be assumed by the Guarantor.

8.2                       The Guarantor shall indemnify the Creditor for all the losses and costs incurred as a result of the Guarantor’s failure to perform the obligations and undertakings under this Agreement.

ARTICLE 9    DEFAULT LIABILITIES

9.1                       The Guarantor shall be deemed to be in default under any of the following situations:

(1)          the representations and warranties made by the Guarantor are not truthful;

(2)          the Guarantor breaches any of it undertakings herein;

(3)          the Guarantor defaults in any other obligations or liabilities in connection with the Guarantor under this Agreement;

(4)          the occurrence of situations as set out in Section 7.1 hereof has substantially affected the Guarantor’s financial position and ability to perform.

9.2                     Upon the occurrence of any default set out under Section 9.1, the Creditor shall be entitled to take one or more of the following remedies:

(1)          To declare maturity of the debts under the Principal Contract between the Debtor and the Creditor, and to request the Guarantor to assume the liabilities of guarantee;

(2)          To request the Guarantor to compensate for all the direct or indirect losses (including but not limited to the losses incurred to the Creditor under the Principal Contract) incurred to the Creditor as a result of the Guarantor’s default;

(3)          Upon notice, to offset the Guarantor’s debts owed to the Creditor due to the Guarantor’s default with the funds in the Guarantor’s account opened with the Creditor or any creditor’s rights of the Creditor;

(4)          To reduce or terminate the credit facilities granted by the Creditor to the Guarantor under other credit facility agreements, or to declare immediate maturity of all or part of the principal and interests of outstanding debts and other payables under other contracts.

ARTICLE 10    NOTICE

10.1                 Any notices, requests, instructions or other documents under this Agreement or in connection with this Agreement shall be made in written form and be sent to the following addresses or numbers, or any alternative address notified by one party to the other party at least five (5) banking days in advance:

To the Guarantor:	Legend Holdings Limited
Recipient:	Fu Yao
Address:	10F, Tower A, Raycom InfoTech Park, No.2 Ke Xue Yuan Nan Lu, Haidian District, Beijing
Zip Code:	100190

To the Creditor:	China Bohai Bank Co., Ltd., Beijing Branch
Recipient:	Zhou Hang
Address:	F1, East Wing, Chemsunny World Trade Center, No. 28 Fuxingmennei Street, Beijing
Zip Code:	100031

10.2               Any notices, requests, instructions or other documents sent by one party to the other party under this Agreement or in connection with this Agreement shall be deemed as delivered:

(1)          If sent by hand or courier, during the actual receipt; or

(2)          If sent by fax, when the sender receives the definite fax response report; or

(3)          If sent by mail, five (5) banking days after the letter is placed in an envelope marked with the correct address of the other party and posted with postage prepaid.

ARTICLE 11    APPLICABLE LAW AND DISPUTE RESOLUTION

11.1                 This Agreement and the rights and obligations of both parties hereunder shall be governed by and construed in accordance with the PRC laws.

11.2               Within the term of this Agreement, any dispute or controversy arising out of or in connection with this Agreement shall be resolved through consultation first. If such disputes cannot be resolved through consultation, either party may refer such dispute to the court with competent jurisdiction in the locality of the Creditor. During the proceedings, any part of this Agreement that is not involved in such dispute shall still be performed.

11.3               The aforementioned provisions shall not affect the Creditor’s right to choose to refer any dispute and controversy arising out of or in connection with this Agreement to any other court with jurisdiction.

ARTICLE 12    EFFECTIVENESS, AMENDMENT AND TERMINATION

12.1                 This Agreement shall only take effect the day on which after the legal representatives or authorized representatives of both the Guarantor and the Creditor have signed or seal this Agreement with the company seal.

12.2               When any amendment or termination is required for this Agreement, both parties shall reach a written agreement in this regard through mutual consultation. Each provision under this Agreement shall remain effective before such written agreement is reached.

ARTICLE 13    MISCELLANEOUS

13.1                 The Creditor’s failure to exercise, or delay in exercising, or partial exercise of any right under this Agreement shall not constitute a waiver or partial waiver of such right, nor does it affect the further exercise of such right or the exercise of any other right by the Creditor. The illegitimacy, invalidity or unenforceability of any provisions herein under any law shall not affect the legitimacy, validity or enforceability of such provisions under any other law, nor shall it affect the legitimacy, validity or enforceability of any other provisions herein.

13.2               The Creditor shall be entitled to transfer all of its rights under this Agreement to a third party without any need to obtain the Guarantor’s consent. The Guarantor shall not transfer any of its rights or obligations under this Agreement to any third party.

13.3               Under this Agreement, the Guarantor shall pay the Guaranteed Debts in full, and shall not unilaterally make any claim to offset, nor shall it attach any conditions.

13.4               This Agreement shall have four original copies, with the Creditor holding 2 copies, and the Guarantor and the Debtor each holding 1 copy. Each copy shall be equally authentic.

13.5               Special Agreement

None

IN WITNESS WHEREOF, the authorized signatories of both parties have executed this Agreement on the date first set out above.

[No Text Below]

(Signature Page)

Guarantor:

Legal Representative /Authorized Representative (Signature)	/s/ Chuanzhi Liu

(Company Seal)

[Company’s seal affixed]

Creditor: China Bohai Bank Co., Ltd., Beijing Branch

Legal Representative /Authorized Representative (Signature)	/s/ Dan Tong

(Company Seal)

[Company’s seal affixed]